EXHIBIT 99

PRESS RELEASE DATED APRIL 27, 2016

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2016 RESULTS

NOTABLE ITEMS INCLUDE:

•	ACQUISITION OF HOPEWELL VALLEY COMMUNITY BANK (HOPEWELL VALLEY) COMPLETED DURING THE QUARTER, WHICH ADDED TOTAL ASSETS OF $500.0 MILLION, LOANS OF $342.6 MILLION, AND DEPOSITS OF $456.2 MILLION

•	NET INCOME OF $3.7 MILLION INCLUDED MERGER RELATED EXPENSES OF $1.9 MILLION, AFTER TAX, COMPARED TO NET INCOME OF $5.0 MILLION FOR THE COMPARABLE PRIOR YEAR QUARTER

•	NET INTEREST INCOME INCREASED 23.7% OVER THE COMPARABLE PRIOR YEAR QUARTER AND 16.5% OVER THE FOURTH QUARTER OF 2015, DRIVEN BY HIGHER LEVELS OF INTEREST EARNING ASSETS

•	NET INTEREST MARGIN INCREASED TO 2.95% FOR THE FIRST QUARTER OF 2016, FROM 2.85% FOR THE COMPARABLE PRIOR YEAR QUARTER AND 2.84% FOR THE FOURTH QUARTER OF 2015

•	ASSET QUALITY REMAINS STRONG WITH NONPERFORMING ASSETS TO TOTAL ASSETS AT 0.29%

•	CAPITAL REMAINS STRONG AT 16.6%

•	CASH DIVIDEND INCREASES BY OVER 14% TO $0.08 PER SHARE, PAYABLE MAY 25, 2016, TO STOCKHOLDERS OF RECORD AS OF MAY 11, 2016

WOODBRIDGE, NEW JERSEY, APRIL 27, 2016....NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.08 for the quarter ended March 31, 2016, compared to diluted earnings per common share of $0.11 for the quarter ended March 31, 2015. Earnings for the quarter ended March 31, 2016, included merger-related expenses related to the acquisition of Hopewell Valley of approximately $1.9 million, net of tax, or $0.05 per basic share and $0.04 per diluted share.
John W. Alexander, Chairman and Chief Executive Officer, commented, “The first quarter of 2016 was highlighted by our successful acquisition of Hopewell Valley Community Bank, as well as the successful integration of their operating systems this April. Hopewell Valley customers now have access to all of our products and services. Additionally, all Northfield customers, including those in the Hopewell Valley region, may satisfy their banking needs via our online mobile banking applications, via telephone banking, or at any of our 39 branches located in New Jersey, Staten Island, or Brooklyn.” Mr. Alexander continued, “Our first quarter results reflect the positive effect of Hopewell Valley on our already solid financial performance, and although we have experienced a slowing of the growth rate in loans and deposits in the first quarter of 2016, as compared to the same period in 2015, we remain confident that we will continue to have opportunities to prudently deploy our Company’s significant capital in 2016.”

Mr. Alexander further noted, “I’m pleased to announce that based on our consistently strong earnings and strong capital, the Board of Directors has declared a quarterly cash dividend of $0.08 per share, an increase of over 14%. The dividend will be payable on May 25, 2016, to stockholders of record on May 11, 2016.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

Net income was $3.7 million and $5.0 million for the quarters ended March 31, 2016, and March 31, 2015, respectively. Net income for the quarter ended March 31, 2016, included merger-related expenses of $3.2 million ($1.9 million after tax) related to the acquisition of Hopewell Valley Community Bank (Hopewell Valley), which was completed on January 8, 2016. Other significant variances from the comparable prior year period are as follows: a $4.7 million increase in net interest income, a $331,000 decrease in the provision for loan losses, a $125,000 increase in non-interest income, a $7.2 million increase in non-interest expense, and a $657,000 decrease in income tax expense.

Net interest income for the quarter ended March 31, 2016, increased $4.7 million, or 23.7%, primarily due to a $535.5 million, or 18.8%, increase in our average interest-earning assets and a 10 basis point increase in our net interest margin to 2.95%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $707.3 million, partially offset by a decrease in average mortgage-backed securities of $149.6 million and other securities of $18.0 million. The increase in average loans was primarily due to organic growth as well as $317.4 million of loans (based on outstanding average balances) acquired from Hopewell Valley. The quarter ended March 31, 2016 included loan prepayment income of $244,000 as compared to $562,000 for the quarter ended March 31, 2015.  Yields earned on interest-earning assets increased six basis points to 3.59% for the quarter ended March 31, 2016, from 3.53% for the quarter ended March 31, 2015. The cost of interest-bearing liabilities decreased six basis points to 0.83% for the current quarter as compared to 0.89% for the comparable prior year quarter, primarily due to lower rates on certificates of deposits, partially offset by higher rates on other interest-bearing deposits and borrowed funds.

The provision for loan losses decreased by $331,000 to a recovery of $131,000 for the quarter ended March 31, 2016, from a provision of $200,000 for the quarter ended March 31, 2015, primarily due to an improvement in the collateral values of our impaired loans, an overall improvement in asset quality, and to a lesser extent lower originated loan growth in the quarter ended March 31, 2016, as compared to the quarter ended March 31, 2015. Loans acquired from Hopewell Valley were valued at an estimated fair value on the date of acquisition, with no initial related allowance for loan losses. Net charge-offs were $261,000 for the quarter ended March 31, 2016, compared to net charge-offs of $594,000 for the quarter ended March 31, 2015. Net charge-offs in the quarter ended March 31, 2015, were primarily related to five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the quarter ended March 31, 2015.

Non-interest income increased $125,000, or 5.9%, to $2.2 million for the quarter ended March 31, 2016, from $2.1 million for the quarter ended March 31, 2015, due to increases in fees and service charges for customers of $273,000 and income on bank owned life insurance of $48,000, partially offset by decreases in gains on securities transactions, net, of $59,000, and other income of $137,000. The decrease in other income was due to a realized gain of $129,000 on the sale of an other real estate owned (OREO) property in the first quarter of 2015.

Non-interest expense increased $7.2 million, or 50.3%, to $21.5 million for the quarter ended March 31, 2016, from $14.3 million for the quarter ended March 31, 2015 primarily due to: (1) a $4.1 million increase in compensation and employee benefits due to charges of $2.0 million related to severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition, increased salary and benefit expenses attributable to the addition of Hopewell Valley employees and general merit-related salary increases, and an increase in stock compensation expense related to the 2014 Equity Incentive Plan (2014 EIP); (2) a $449,000 increase in occupancy expense due to the addition of nine Hopewell Valley branches; (3) an $882,000 increase in data processing costs, of which approximately $650,000 was due to conversion costs associated with the Hopewell Valley acquisition; (4) an increase in professional fees of $667,000, of which $557,000 was related to the Hopewell Valley acquisition; and (5) a $1.0 million increase in other expense, primarily due to an increase in Directors' equity awards associated with the 2014 EIP.

The Company recorded income tax expense of $1.9 million for the quarter ended March 31, 2016, compared to $2.6 million for the quarter ended March 31, 2015.  The effective tax rate for the quarter ended March 31, 2016, was 34.5% compared to 34.1% for the quarter ended March 31, 2015.

Comparison of Operating Results for the Three Months Ended March 31, 2016, and December 31, 2015

Net income was $3.7 million and $5.6 million for the quarters ended March 31, 2016, and December 31, 2015, respectively. Net income for the quarter ended March 31, 2016, included merger-related expenses of $3.2 million ($1.9 million after tax) related to the acquisition of Hopewell Valley. Other significant variances from the prior quarter are as follows: a $3.5 million increase in net interest income, a $107,000 increase in non-interest income, a $7.1 million increase in non-interest expense, and a $1.5 million decrease in income tax expense.

Net interest income for the quarter ended March 31, 2016, increased $3.5 million, or 16.5%, due primarily to a $410.4 million, or 13.8%, increase in our average interest-earning assets and an 11 basis point increase in our net interest margin to 2.95%. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $369.8 million, average other securities of $35.0 million, and average interest-earning deposits in financial institutions of $27.3 million, partially offset by a decrease in average mortgage-backed securities of $23.7 million. The increase in average loans outstanding was largely due to the addition of loans acquired from Hopewell Valley. The March 31, 2016 quarter included loan prepayment income of $244,000 as compared to $390,000 for the quarter ended December 31, 2015. Yields earned on interest-earning assets increased six basis points to 3.59% for the quarter ended March 31, 2016, as compared to 3.53% for the quarter ended December 31, 2015. Also contributing to the increase in net interest income was a decrease in the cost of interest-bearing liabilities of five basis points to 0.83% for the current quarter as compared to 0.88% for the quarter ended December 31, 2015, primarily due to lower rates on certificates of deposits and borrowed funds, partially offset by higher rates on other interest-bearing deposits.

The Company recorded recovery of loan losses of $131,000 for the quarter ended March 31, 2016 and $119,000 for the quarter ended December 31, 2015. The increase in recovery for loan losses was largely due to an improvement in the collateral values of our impaired loans, as well as an overall improvement in asset quality. Loans acquired from Hopewell Valley were valued at an estimated fair value on the date of acquisition, with no initial related allowance for loan losses. Net charge-offs were $261,000 for the quarter ended March 31, 2016, compared to net charge-offs of $766,000 for the quarter ended December 31, 2015. Net charge-offs in the fourth quarter of 2015 were primarily related to the aforementioned five previously impaired loans to one borrower that were restructured during the first quarter of 2015 and subsequently sold in the fourth quarter of 2015. These loans had existing specific reserves associated with them that adequately covered the charge-offs, resulting in no material effect on the provision for loan losses for the quarter ended December 31, 2015.

Non-interest income increased $107,000, or 5.0%, to $2.2 million for the quarter ended March 31, 2016, from $2.1 million for the quarter ended March 31, 2015, due to increases in fees and service charges for customers of $201,000 and income on bank owned life insurance of $51,000, partially offset by decreases in other income of $152,000. The decrease in other income was due to a realized gain of $152,000 on the sale of an OREO property in the fourth quarter of 2015.

Non-interest expense increased $7.1 million, or 48.8%, to $21.5 million, for the quarter ended March 31, 2016, from $14.4 million for the quarter ended December 31, 2015, primarily due to merger-related and other non-interest expense items discussed above.

The Company recorded income tax expense of $1.9 million for the quarter ended March 31, 2016, compared to $3.5 million for the quarter ended December 31, 2015.  The effective tax rate for the quarter ended March 31, 2016, was 34.5%, as compared to 38.4% for the quarter ended December 31, 2015, the lower expense and rate being primarily due to lower pre-tax income and lower non-deductible merger-related costs for the quarter ended March 31, 2016, as compared to the quarter ended December 31, 2015.

Financial Condition
Total assets increased $470.0 million, or 14.7%, to $3.67 billion at March 31, 2016, from $3.20 billion at December 31, 2015, primarily due to $500.0 million of total assets acquired from the Hopewell Valley acquisition.

Loans held-for-investment, net, increased $359.2 million to $2.73 billion at March 31, 2016, from $2.37 billion at December 31, 2015 primarily due to the addition of $342.6 million of loans acquired from Hopewell Valley.

Originated loans held-for-investment, net, totaled $1.96 billion at March 31, 2016, as compared to $1.93 billion at December 31, 2015.  The increase was primarily due to an increase in multifamily real estate loans of $33.7 million, or 2.6%.  The following table details our multifamily real estate originations for the three months ended March 31, 2016 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$50,287	3.50%	57%	87	V	30 Years
2,675	3.96%	36%	181	F	15 Years
$52,962	3.53%	56%
Purchased credit-impaired (PCI) loans totaled $37.6 million at March 31, 2016, as compared to $33.1 million at December 31, 2015, and include $5.7 million of PCI loans acquired as part of the Hopewell Valley acquisition. The remaining $31.9 million of PCI loans were primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation.  The Company accreted interest income of $1.3 million for the three months ended March 31, 2016, compared to $1.1 million for the three months ended March 31, 2015.

The Company’s available-for-sale securities portfolio totaled $544.9 million at March 31, 2016, compared to $541.6 million at December 31, 2015. The increase was largely due to $61.7 million of securities acquired from Hopewell Valley (of which $30.4 million remained at March 31, 2016), partially offset by sales, maturities and paydowns. At March 31, 2016, $515.1 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $11.2 million in corporate bonds, all of which were considered investment grade at March 31, 2016, U.S. Treasury securities of $9.1 million, and other securities of $9.5 million (including $1.2 million of equity investments in money market mutual funds).

Interest-bearing deposits in other financial institutions totaled $95.9 million at March 31, 2016, as compared to $36.5 million at December 31, 2015. The increase was primarily due to $57.5 million of interest-bearing deposits acquired from Hopewell Valley.

Total liabilities increased $421.1 million, or 15.9%, to $3.06 billion at March 31, 2016, from $2.64 billion at December 31, 2015.  The increase was primarily attributable to an increase in deposits of $490.8 million, partially offset by decreases in securities sold under agreements to repurchase of $51.0 million and other borrowings of $27.9 million. The increase in deposits was primarily due to $456.2 million of deposits acquired from Hopewell Valley.

Deposits increased $490.8 million, or 23.9%, to $2.54 billion at March 31, 2016, as compared to $2.05 billion at December 31, 2015, and included $445.5 million of deposits acquired from Hopewell Valley at March 31, 2016. The increase was attributable to increases of $98.5 million in certificates of deposit accounts, $69.3 million in savings accounts, $130.2 million in money market accounts and $192.8 million in transaction accounts.

Borrowings and securities sold under agreements to repurchase decreased by $78.9 million, or 14.1%, to $479.2 million at March 31, 2016, from $558.1 million at December 31, 2015.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2016 (dollars in thousands):

Year	Amount	Weighted Average Rate
2016	$57,910	1.74%
2017	165,003	1.22%
2018	142,715	1.66%
2019	58,502	1.69%
2020	45,000	1.79%
	$469,130	1.53%

Total stockholders’ equity increased by $49.0 million to $608.7 million at March 31, 2016, from $559.8 million at December 31, 2015.  This increase was primarily attributable to common stock issued for the purchase of Hopewell Valley. The Company issued 2,707,381 shares of common stock in the Hopewell Valley acquisition at a price of $15.41, which resulted in an increase in equity of $41.7 million. To a lesser extent, net income earned for the period and an increase in unrealized gains on our securities-available-for sale portfolio, partially offset by dividends paid to stockholders, also contributed to the increase in stockholders' equity.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2016, and December 31, 2015 (dollars in thousands):

	March 31, 2016	December 31, 2015
Non-accrual loans:
Real estate loans:
Commercial	$7,714	$5,232
One-to-four family residential	1,655	2,574
Construction and land	—	113
Multifamily	466	559
Home equity and lines of credit	225	329
Commercial and industrial	65	—
Total non-accrual loans:	10,125	8,807
Loans delinquent 90 days or more and still accruing:
Real estate loans:
Commercial	457	—
One-to-four family residential	14	—
Commercial and industrial	14	15
Total loans delinquent 90 days or more and still accruing	485	15
Total non-performing loans	10,610	8,822
Other real estate owned	45	45
Total non-performing assets	$10,655	$8,867
Non-performing loans to total loans held-for-investment, net	0.39%	0.37%
Non-performing assets to total assets	0.29%	0.28%
Loans subject to restructuring agreements and still accruing	23,577	22,284
Accruing loans 30 to 89 days delinquent	16,423	21,620

The increase in non-accrual loans is primarily attributable to one commercial real estate loan with a balance of $3.4 million, which migrated from accruing loans 30 to 89 days delinquent at December 31, 2015 to non-accrual loans 90 days or more delinquent. At March 31, 2016 this loan was classified as impaired, with a related specific reserve of $326,000. The loan is adequately covered by collateral with a recent appraised fair value of $3.7 million and although timing of collection is uncertain, management believes that the loan is well secured and collectible.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $16.4 million and $21.6 million at March 31, 2016, and December 31, 2015, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2016 and December 31, 2015 (dollars in thousands):

	March 31, 2016	December 31, 2015
Real estate loans:
Commercial	$7,262	$13,957
One-to-four family residential	4,460	4,209
Multifamily	2,616	2,965
Construction and land	1,385	—
Home equity and lines of credit	559	374
Commercial and industrial loans	123	104
Other loans	18	11
Total delinquent accruing loans	$16,423	$21,620

The decrease in the delinquent loans is primarily attributable to one commercial real estate loan with a balance of $5.6 million at December 31, 2015 which was 31 days delinquent, and became current during the first quarter of 2016. This loan had a balance of $5.7 million at March 31, 2016, is classified as impaired, and adequately covered by collateral with a recent appraised value of $9.3 million.

PCI Loans (Held-for-Investment)

At March 31, 2016, 4.1% of PCI loans were past due 30 to 89 days, and 28.8% were past due 90 days or more, as compared to 7.9% and 21.4%, respectively, at December 31, 2015. The increase in the 90 day or more category was due to the addition of Hopewell Valley PCI loans.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8),(9)	0.41%	0.66%	0.69%
Return on equity (ratio of net income to average equity) (8),(9)	2.44	3.44	3.94
Average equity to average total assets	16.69	19.30	17.58
Interest rate spread	2.76	2.64	2.65
Net interest margin	2.95	2.85	2.84
Efficiency ratio(2) (10)	79.75	64.74	61.87
Non-interest expense to average total assets(10)	2.39	1.90	1.80
Non-interest expense to average total interest-earning assets(10)	2.56	2.04	1.93
Average interest-earning assets to average interest-bearing liabilities	128.05	131.25	127.77
Asset Quality Ratios:
Non-performing assets to total assets	0.29	0.48	0.28
Non-performing loans(3) to total loans(4)	0.39	0.70	0.37
Allowance for loan losses to non-performing loans held-for-investment(5)	229.77	183.91	280.78
Allowance for loan losses to originated loans held-for-investment, net(6)	1.20	1.50	1.24
Allowance for loan losses to total loans held-for-investment, net(7)	0.89	1.29	1.04

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The quarter ended March 31, 2016 includes charges of $1.9 million, net of tax, associated with the acquisition of Hopewell Valley.
(9) The quarter ended December 31, 2015 includes charges of $574,000, net of tax, associated with the acquisition of Hopewell Valley.
(10) The quarter ended March 31, 2016 includes pre-tax charges of $3.2 million associated with the acquisition of Hopewell Valley.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$18,732	$15,324
Interest-bearing deposits in other financial institutions	95,921	36,529
Total cash and cash equivalents	114,653	51,853
Trading securities	7,113	6,713
Securities available-for-sale, at estimated fair value	544,927	541,595
Securities held-to-maturity, at amortized cost	10,298	10,346
(estimated fair value of $10,546 at March 31, 2016 and $10,368 at December 31, 2015)
Purchased credit-impaired (PCI) loans held-for-investment	37,647	33,115
Loans acquired	730,764	409,015
Originated loans held-for-investment, net	1,964,473	1,931,585
Loans held-for-investment, net	2,732,884	2,373,715
Allowance for loan losses	(24,378)	(24,770)
Net loans held-for-investment	2,708,506	2,348,945
Accrued interest receivable	9,227	8,263
Bank owned life insurance	145,039	132,782
Federal Home Loan Bank of New York stock, at cost	24,929	25,803
Premises and equipment, net	28,845	23,643
Goodwill (2)	38,381	16,159
Other real estate owned	45	45
Other assets	40,653	36,437
Total assets	$3,672,616	$3,202,584

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$2,543,765	$2,052,929
Securities sold under agreements to repurchase	12,000	63,000
Federal Home Loan Bank advances and other borrowings	467,186	495,129
Advance payments by borrowers for taxes and insurance	12,966	10,862
Accrued expenses and other liabilities	27,964	20,885
Total liabilities	3,063,881	2,642,805
Total stockholders’ equity	608,735	559,779
Total liabilities and stockholders’ equity	$3,672,616	$3,202,584

Total shares outstanding	48,362,056	45,565,540
Tangible book value per share (1)	$11.75	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $2.1 million and $179,000 at March 31, 2016, and December 31, 2015, respectively, and are included in other assets.

(2) The calculation of goodwill is subject to change for up to one year after the date of acquisition as additional information relative to the closing date estimates become available. As the Company finalizes its review of the acquired assets and liabilities, certain adjustments to the recorded carrying values may be required, however the Company does not expect significant future adjustments to the recorded amounts at March 31, 2016.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Interest income:
Loans	$26,888	$20,666	$23,145
Mortgage-backed securities	2,769	3,577	2,946
Other securities	173	134	36
Federal Home Loan Bank of New York dividends	277	343	244
Deposits in other financial institutions	62	33	27
Total interest income	30,169	24,753	26,398
Interest expense:
Deposits	3,424	2,074	3,050
Borrowings	2,017	2,695	2,120
Total interest expense	5,441	4,769	5,170
Net interest income	24,728	19,984	21,228
(Recovery)/provision for loan losses	(131)	200	(119)
Net interest income after provision for loan losses	24,859	19,784	21,347
Non-interest income:
Fees and service charges for customer services	1,198	925	997
Income on bank owned life insurance	989	941	938
Gains (losses) on securities transactions, net	2	61	(5)
Other	40	177	192
Total non-interest income	2,229	2,104	2,122
Non-interest expense:
Compensation and employee benefits	11,699	7,557	7,254
Occupancy	3,062	2,613	2,434
Furniture and equipment	354	381	330
Data processing	1,859	977	963
Professional fees	1,241	574	791
FDIC insurance	475	389	398
Other	2,809	1,809	2,278
Total non-interest expense	21,499	14,300	14,448
Income before income tax expense	5,589	7,588	9,021
Income tax expense	1,929	2,586	3,464
Net income	$3,660	$5,002	$5,557
Net income per common share:
Basic	$0.08	$0.11	$0.13
Diluted	$0.08	$0.11	$0.13
Basic average shares outstanding	43,919,402	43,751,218	41,373,788
Diluted average shares outstanding	45,270,948	44,903,921	42,668,017

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,681,234	26,888	4.03%	$2,311,467	$23,145	3.97%	$1,973,914	$20,666	4.25%
Mortgage-backed securities (3)	538,163	2,769	2.07	561,871	2,946	2.08	687,790	3,577	2.11
Other securities (3)	53,068	173	1.31	18,107	36	0.79	71,080	134	0.76
Federal Home Loan Bank of New York stock	25,180	277	4.42	23,128	244	4.19	29,321	343	4.74
Interest-earning deposits in financial institutions	79,345	62	0.31	52,032	27	0.21	79,402	33	0.17
Total interest-earning assets	3,376,990	30,169	3.59	2,966,605	26,398	3.53	2,841,507	24,753	3.53
Non-interest-earning assets	240,976			218,125			216,919
Total assets	$3,617,966			$3,184,730			$3,058,426

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,532,914	$2,128	0.56%	$1,249,719	$1,541	0.49%	$1,030,664	$954	0.38%
Certificates of deposit	588,442	1,296	0.89	559,019	1,509	1.07	396,505	1,120	1.15
Total interest-bearing deposits	2,121,356	3,424	0.65	1,808,738	3,050	0.67	1,427,169	2,074	0.59
Borrowed funds	515,791	2,017	1.57	513,136	2,120	1.64	737,869	2,695	1.48
Total interest-bearing liabilities	2,637,147	5,441	0.83	2,321,874	5,170	0.88	2,165,038	4,769	0.89
Non-interest bearing deposits	341,496			263,640			263,187
Accrued expenses and other liabilities	35,309			39,282			39,920
Total liabilities	3,013,952			2,624,796			2,468,145
Stockholders' equity	604,014			559,934			590,281
Total liabilities and stockholders' equity	$3,617,966			$3,184,730			$3,058,426

Net interest income		$24,728			$21,228			$19,984
Net interest rate spread (4)			2.76%			2.65%			2.64%
Net interest-earning assets (5)	$739,843			$644,731			$676,469
Net interest margin (6)			2.95%			2.84%			2.85%
Average interest-earning assets to interest-bearing liabilities			128.05%			127.77%			131.25%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.